EXHIBIT 5

[LETTERHEAD OF ARIAS, FABREGA & FABREGA APPEARS HERE]

June 30, 2006

Willbros Group, Inc.

Plaza 2000 Building

50th Street, 8th Floor

P.O. Box 0816-01098

Panama, Republic of Panama

Re:	Willbros Group, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as Panamanian counsel for Willbros Group, Inc., a Republic of Panama corporation (the “Company”), in connection with the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to 6,468,620 shares of the Company’s common stock, par value $.05 per share (the “Shares”), which are initially issuable upon conversion of $84,500,000 of the Company’s 6.5% Senior Convertible Notes due 2012 (the “Notes”), as described in the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission with respect to the Shares (the “Registration Statement”).

We have examined (i) the Amended and Restated Articles of Incorporation and the Restated Bylaws of the Company, (ii) the Registration Statement, (iii) the Purchase Agreement dated as of December 22, 2005 among the Company, Willbros USA, Inc. (“WUSA”), and the purchasers of the Notes set forth on Schedule 1 thereto and (iv) the Indenture dated as of December 23, 2005 among the Company, as issuer, WUSA, as guarantor, and The Bank of New York, as trustee, relating to the Notes (the “Indenture”). In addition, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals, from which all such copies were made.

Based on the foregoing and subject to the other qualifications and limitations stated herein, to the extent that the laws of the Republic of Panama apply to the matters addressed herein, we are of the opinion that:

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ARIAS, FABREGA & FABREGA

Willbros Group, Inc.

June 30, 2006

1.    The Shares have been duly authorized and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

2.    The discussion set forth under the heading “Material U.S. Federal and Panamanian Income Tax Consequences—Panamanian Tax” in the Registration Statement constitutes our opinion as to the material Panamanian income tax consequences applicable to the Company and a holder of the Shares.

We are licensed to practice in the Republic of Panama, and we express no opinion as to the laws of any jurisdiction other than the Republic of Panama.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the Prospectus constituting a part thereof under the captions “Material U.S. Federal and Panamanian Income Tax Consequences,” “Legal Matters,” “Enforceability of Civil Liabilities Under the Federal Securities Laws” and “Item 14 – Indemnification of Directors and Officers.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ARIAS, FABREGA & FABREGA

/s/ LeRoy W. Watson III

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